UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2014

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers and Other Events.
Amendment of Employment Agreement
On February 28, 2014, Dunkin’ Brands Group, Inc. (the “Company”) and Nigel Travis, Chairman and Chief Executive Officer, entered into Amendment #2 (the “Amendment”) to the First Amended and Restated Executive Employment Agreement between Mr. Travis and the Company dated May 3, 2011, as amended November 30, 2012 (the “Agreement”).
The Amendment extends the term of the Agreement through December 31, 2018 and provides for an increase in Mr. Travis’ annual base salary to $1,000,000 per year, effective March 10, 2014. In addition, the Amendment increases Mr. Travis’ annual bonus opportunity under the Company’s annual cash incentive plan (the “Annual Plan”) to 110% of his base salary for fiscal years beginning on or after December 28, 2013 and provides that Mr. Travis’ bonus under the Annual Plan will be based on the achievement of pre-established performance objectives set by the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Amendment also provides for the treatment of option awards granted to Mr. Travis on or after the date of the Amendment following certain specified terminations of employment, including in connection with a change of control.
The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full and complete terms of the Amendment that is attached hereto as Exhibit 10.1 to this Report and which is incorporated into this Item 5.02 by reference.
On March 5, 2014, the Company issued a press release announcing the Amendment. A copy of this press release is attached to this Report as Exhibit 99.1.
Grants to Certain Executives
On February 28, 2014, the Committee approved long-term incentive arrangements for certain officers, including named executive officers, under the Company’s 2011 Omnibus Long-Term Incentive Plan (the “Equity Plan”).
The Committee granted Mr. Travis a performance-based restricted stock award of 150,000 shares of the Company’s common stock. Up to the total number of shares subject to the award will vest on December 31, 2018, subject to a performance-based vesting condition linked to the level of total shareholder return received by the Company’s shareholders during the performance period measured against the median total shareholder return of the companies in the S&P 500 Composite Index.
In addition to the performance-based vesting conditions described above, the vesting of the Mr. Travis’ award is generally subject to continued employment by Mr. Travis through December 31, 2018 and is subject to the other terms and conditions of the award agreement. If Mr. Travis’ employment is terminated under certain circumstances prior to December 31, 2018, up to the total number of shares subject to the award will vest to the extent that the performance-vesting condition has been satisfied in accordance with the terms of the award agreement. On a change in control, the performance-vesting condition will be deemed to be met in full, with the award generally remaining subject to the time-based vesting requirements (with full vesting if the award is not assumed in connection with such transaction).
The foregoing description of the restricted stock agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full and complete terms of the agreement that is attached hereto as Exhibit 10.2 to this Report and which is incorporated into this Item 5.02 by reference.
The Committee also granted a restricted stock award of 27,096 shares of the Company’s common stock to John Costello, President, Global Marketing & Innovation. Mr. Costello’s award vests in full on July 31, 2016, subject to Mr. Costello’s continued employment through such date, and is subject to the other terms and conditions of the award agreement. If Mr. Costello’s employment is terminated under certain circumstances prior to July 31, 2016, up to the total number of shares subject to the award may vest in accordance with the terms of the award agreement.
In addition, the Committee granted Paul Twohig, President, Dunkin’ Donuts U.S. and Canada and Dunkin’ Donuts and Baskin-Robbins Europe and Latin America, an option to purchase 115,000 shares of the Company’s common stock. Fifty percent of the shares under the option award vest if Mr. Twohig remains employed by the Company through December 31, 2016, and the remaining shares vest if Mr. Twohig remains employed by the Company through December 31, 2017. If

Mr. Twohig’s employment is terminated under certain circumstances prior to December 31, 2017, up to the total number of shares subject to the award may vest in accordance with the terms of the award agreement.
Mr. Twohig’s award remains exercisable, to the extent vested, for a period of two years following his voluntary resignation from the Company, and is subject to the other terms and conditions of the award agreement. In consideration for the longer post-termination exercise period, Mr. Twohig extended the term of his non-competition/non-solicitation agreement with the Company to two years following his departure from the Company.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	Amendment #2 to First Amended and Restated Executive Employment Agreement between Dunkin’ Brands, Inc., Dunkin’ Brands Group, Inc. and Nigel Travis.
10.2	Restricted Stock Award Agreement – Nigel Travis.
99.1	Press Release of Dunkin’ Brands Group, Inc. dated March 5, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Richard Emmett
Richard Emmett
Chief Legal and Human Resources Officer and Corporate Secretary
Date: March 5, 2014